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                                                                     EXHIBIT 5.1

February 12, 2003

Board of Directors of
M.D.C. Holdings, Inc.
3600 South Yosemite Street, Suite 900
Denver, Colorado  80237

Gentlemen:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on or about February 12, 2003 (the "Registration Statement") by M.D.C. Holdings, Inc., a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 1,199,895 shares of its Common Stock, $.01 par value (the "Common Stock") which may be issued to employees, officers and directors of the Company and its subsidiaries in accordance with the M.D.C. Holdings, Inc. Employee Equity Incentive Plan and the M.D.C. Holdings, Inc. Director Equity Incentive Plan (collectively, the "Plans").

I have examined such corporate records of the Company and such other documents as I have deemed appropriate to render this opinion.

Based upon the foregoing, I am of the opinion that the Common Stock, when sold and issued as contemplated in the Registration Statement and pursuant to the Plans, will be legally issued (subject to compliance with applicable federal and state securities laws), fully paid and are non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Sincerely,


                                            /s/ Joseph H. Fretz

                                            Joseph H. Fretz
                                            Secretary and Corporate Counsel